Exhibit 10.3

FOR IMMEDIATE RELEASE	Contact: Angie Tickle
Investor Relations
770-395-4520

Georgia Gulf Announces Shutdown of Tiptonville Compound Facility

ATLANTA, November 29, 2004 – Georgia Gulf Corporation (NYSE: GGC) announced today that it will shutdown its Tiptonville, Tennessee, compound plant effective immediately as part of the Corporation’s ongoing commitment to operational efficiency.

“We considered many factors, including the capital investment required to ensure our competitiveness, in making this difficult decision.  Our desire now is to help our Tiptonville employees and their families through this transition.  We appreciate the contributions made by these employees,” said Bill Doherty, vice president, vinyl compounds.

Customers will see no change as a result of this plant closure due to increased efficiencies from the other Georgia Gulf compound manufacturing locations.

Georgia Gulf, headquartered in Atlanta, is a major manufacturer and marketer of two integrated product lines, chlorovinyls and aromatics.  Georgia Gulf’s chlorovinyls products include chlorine, caustic soda, vinyl chloride monomer and vinyl resins and compounds.  Georgia Gulf’s primary aromatic products include cumene, phenol and acetone.

This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different.  Risks and uncertainties inherent in these assumptions include, but are not limited to, future global economic conditions, economic conditions in the industries to which the company sells, industry production capacity, raw material and energy costs and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2003 and our subsequent reports on Form 10-Q.